Exhibit 99.1

NovaStar Financial Announces Second-Quarter Results and

Declares a Common Dividend of $1.40 Per Share

Reports strong loan production, progress on cost management

KANSAS CITY, Mo., July 29, 2005 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage Real Estate Investment Trust, today reported $37.9 million in second-quarter 2005 net income available to common stockholders, up 11 percent from $34.0 million a year earlier. Earnings per share available to common stockholders were $1.29 in the second quarter of 2005, on a larger number of shares outstanding, compared to $1.34 a year earlier.

The Board of Directors of NovaStar declared a common stock dividend of $1.40 per share, to be paid August 26, 2005, to common stockholders of record as of August 12, 2005.

In addition, the Board of Directors declared a quarterly dividend of $.55625 per share on its 8.90% Class C Cumulative Redeemable Preferred Stock to holders of record as of September 1, 2005, payable on September 30, 2005.

“NovaStar continues to produce solid results in a challenging environment, even as rising short-term rates and flat mortgage coupons are squeezing the industry’s margins. We delivered strong growth in loan originations in the second quarter, coupled with discipline in our pricing and cost management. The results add up to continued growth in our loan portfolio, now at $13.6 billion, and good returns for our investors,” said Scott Hartman, Chief Executive Officer.

Among other highlights of second-quarter 2005 performance:

•	The NovaStar portfolio of loans under management grew 42 percent to $13.6 billion at June 30, 2005, from $9.6 billion a year earlier.

•	Annualized return on common equity was 34 percent in the second quarter, compared with 48 percent a year earlier.

•	Portfolio net interest income was $55.5 million, up 51 percent from a year earlier.

Greg Metz, Senior Vice President and Chief Financial Officer, commented “Although tight spreads on newly originated loans continue to pressure mortgage lending profitability, we benefited from increased volume and cost controls. Also, given the strong whole-loan pricing environment during the quarter, we elected to sell $227 million in loans to other financial institutions.”

Dividend Guidance

NovaStar’s management believes that dividends for common stockholders during calendar 2005 will total $5.60 per share.

The company today announced that management does not currently believe a “special” dividend will be required in 2005 to meet REIT eligibility requirements. NovaStar is managing its business in an attempt to align taxable income more closely with long-term economic realities for creating stockholder value. When possible, the company believes, achieving stability in regular dividends will serve our stockholders better than declaring less-predictable special payouts.

The company expects to declare a third-quarter dividend before the filing of its 2004 Real Estate Investment Trust (REIT) tax return in September, in order for the payment to be applied toward 2004 taxable income distribution requirements. Notwithstanding this early declaration, the company expects the actual payment of the third-quarter dividend to occur in late November which is consistent with timing in prior years. Estimated taxable income available to stockholders in 2004 was $257 million (see table). The amount and timing of dividends are determined by the Board of Directors based on REIT tax requirements and business trends at the time, so this dividend guidance is subject to change as necessary.

Dividend Carry-over Analysis (In millions)
Estimated 2004 REIT Taxable Income	$257
Plus: 2003 Taxable Income Spillover	28
Less: Dividends declared in 2004	(183)
Less: Dividends Declared January 1, 2005 to date	(87)

Estimated 2004 REIT Taxable Income Remaining to be Distributed	$15

Mortgage Banking

NovaStar originated $2.4 billion in nonconforming loans in the quarter, up 19 percent from the second quarter of 2004 and up 21 percent from the first quarter of 2005.

“NovaStar Mortgage excelled in generating this increase in originations, leading to our second-highest quarter on record for loan production,” said Lance Anderson, President and Chief Operating Officer. “We delivered the increased lending volume in the midst of a tough competitive environment, while reducing costs of origination.”

Nonconforming loans originated in the quarter had a weighted-average coupon of 7.62 percent, with a weighted-average FICO credit score of 632 and an average loan-to-value ratio of 82.3 percent.

The average cost of wholesale production was 2.47 percent in the quarter, down from 2.78 percent in the previous quarter. About 78 percent of second-quarter originations came from independent mortgage brokers, 17 percent through retail offices and 5 percent from correspondent lenders.

Portfolio Management

Loans under management grew to $13.6 billion at June 30, 2005, with an annualized average return on those assets of 1.68 percent. Net interest income on the portfolio was $55.5 million in the second quarter, an increase of 51 percent from a year earlier. NovaStar securitized $1.6 billion in nonconforming loans in the second quarter in support of the portfolio. The company sold approximately $227 million in nonconforming loans to other financial institutions.

“The current interest rate environment places a premium on skillful portfolio management. Because margins are tighter, we must evaluate risk and reward trade-offs more carefully than ever. We continue to structure the REIT portfolio to maximize our stockholders’ risk-adjusted returns, while offering institutional investors opportunities to purchase highly rated mortgage-backed securities or whole loans in transactions that enable NovaStar to keep growing its business,” said Michael L. Bamburg, Senior Vice President and Chief Investment Officer.

Second-quarter GAAP earnings included mark-to-market pretax losses of $4.9 million relating to hedging instruments remaining in trading accounts at the end of the period. While portfolio-related hedging transactions can introduce volatility in quarterly GAAP earnings as a result of market movements in interest rates, NovaStar employs hedging to mitigate risk and manage the portfolio in the interest of long-term stockholder value.

Liquidity and Borrowing Capacity

NovaStar maintained strong liquidity and raised additional capital in the second quarter to fund the growth of its portfolio. The company raised $128.9 million, after expenses, through the issuance of collateralized, self-amortizing bonds known as NovaStar NIM Trust, Series 2005-N1. In addition, NovaStar sold approximately 2.7 million shares of common stock, raising a net of $97 million after commissions and underwriting discounts. As of June 30, 2005, NovaStar had borrowing capacity of $3.7 billion from major lenders. Cash and available liquidity totaled $343 million.

Focus on Key Metrics

In addition to full reporting under GAAP, NovaStar provides information on key performance metrics related to stockholder value:

Summary of Key Performance Metrics

	Three months ended June 30,			Six Months Ended June 30,
(In thousands, except per share data)	2005	2004	Change	2005	2004	Change
Earnings (GAAP)
Net income available to common	$37,856	$33,963	11%	$71,396	$63,613	12%
EPS available to common (diluted)	$1.29	$1.34	-4%	$2.49	$2.51	-1%
Return on average equity	30.4%	39.7%		29.7%	41.0%
Return on average common equity	34.0%	47.8%		33.3%	44.3%
REIT Taxable Income & Dividends
Est. REIT taxable income	$71,136	$56,225	27%	$140,684	$100,205	40%
Est. REIT taxable income per common share	$2.27	$2.18	4%	$4.48	$3.89	15%
Dividends declared per common share	$1.40	$1.35	4%	$2.80	$2.70	4%
Lending & Originations
Nonconforming loan production	$2,357,632	$1,978,801	19%	$4,305,483	$3,761,920	14%
Cost of wholesale production*	2.47%	2.43%		2.61%	2.53%
Portfolio Performance
Portfolio loans under management	$13,607,366	$9,604,342	42%	$13,607,366	$9,604,342	42%
Portfolio net interest income	$55,532	$36,679	51%	$98,950	$70,171	41%
Portfolio return on average assets	1.68%	1.64%		1.53%	1.69%
Common Stock Data
High market price per share	$40.40	$66.59		$49.88	$70.32
Low market price per share	$34.06	$28.75		$31.10	$28.75
Book value per common share (diluted)	$16.29	$10.74	52%	$16.29	$10.74	52%

*	As required by Regulation G, a reconciliation of cost of production to the most directly comparable GAAP financial measure is set forth in the table attached as Exhibit 1 to this press release.

Core Earnings

In addition to GAAP earnings, NovaStar evaluates quarterly performance using core earnings, a management measure that adjusts net income and EPS to exclude quarterly timing differences due to the accounting treatment of hedging and mortgage loans. Core earnings for the quarter were $44.5 million, or $1.52 per diluted share.

Core Earnings (Adjusted from GAAP)*

	Three months ended June 30,
(In millions, except per share data)	2005	2004	Change
Core earnings (Net income excluding hedging gain/loss) available to common stockholders	$44.5	$21.8	104%
Core earnings per share available to common stockholders, fully diluted	$1.52	$0.86	77%

*	As required by Regulation G, a reconciliation of core earnings to the most directly comparable GAAP financial measure is set forth in the table attached as Exhibit 2 to this press release.

Investor Conference Call

The NovaStar second-quarter investor conference call is scheduled for 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on July 29, 2005. The conference call will be web cast live and archived on the company’s website at www.novastarmortgage.com. To participate in the call, please contact 1-800-818-5264 approximately 15 minutes before the scheduled start of the call. A copy of the presentation slides will be available on the website at approximately 9:00 a.m. Central Time (10:00 a.m. Eastern Time). For investors unable to participate in the live event, a replay will be available until August 5 at 1-888-203-1112. The confirmation code for the replay is 8416590.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, sells, invests and services residential nonconforming loans. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, including quarterly portfolio data, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this presentation may constitute forward-looking statements within the meaning of the federal securities laws. Forward looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size and frequency of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts, changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations and the impact of new local, state or federal legislation or regulations or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our 2004 Annual Report on Form 10-K. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

Media Contact

Mike Enos

816.237.7597

Exhibit 1

The following table is a reconciliation of overhead costs included in our cost of wholesale production to general and administrative expenses, presented in accordance with accounting principles generally accepted in the United States of America (GAAP) and the resulting cost of production. The reconciliation does not address premiums paid to brokers since they are deferred at origination under GAAP and recognized when the related loans are sold or securitized. We believe this presentation provides useful information regarding our financial performance because it more accurately reflects the direct costs of loan production and allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial statements, and provides useful information regarding our financial performance. Management uses this measure for the same purpose. However, this presentation is not intended to be used as a substitute for financial results prepared in accordance with GAAP.

Cost of Wholesale Production

(dollars in thousands, except total acquisition cost as a percentage)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2005	2004	2005	2004
General and administrative expenses	$119,207	$104,495	$61,250	$55,795
Mortgage portfolio management general and administrative expenses	(7,754)	(3,604)	(4,581)	(1,655)
Branch operations general and administrative expenses	(37,508)	(36,387)	(20,238)	(18,832)
Consolidation eliminations	8,877	5,202	5,066	1,748

Mortgage lending and loan servicing general and administrative expenses	82,822	69,706	41,497	37,056
Direct origination costs classified as a reduction in gain-on-sale	21,427	20,744	11,206	11,086
Costs of servicing	(14,711)	(10,267)	(7,823)	(5,160)
Other lending expenses	(17,296)	(21,140)	(7,952)	(12,497)

Overhead costs	72,242	59,043	36,928	30,485
Premium paid to broker, net of fees collected	25,244	25,375	14,018	12,692

Total cost of wholesale production*	$97,486	$84,418	$50,946	$43,177

Wholesale production, principal	$3,731,459	$3,331,518	$2,061,529	$1,779,547
Total cost of wholesale production, as a percentage	2.61%	2.53%	2.47%	2.43%

*	Includes loans originated through NovaStar Home Mortgage, Inc. and purchased by our wholesale division in NovaStar Mortgage, Inc. Only the costs borne by our wholesale division are included in the total cost of wholesale production.

Exhibit 2

NovaStar Financial Inc.

Reconciliation of GAAP Income to Core Income

(Dollars in thousands, except per share data)

	2003			2004				2005
	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q
GAAP Net Income Available to Common Shareholders	$28,721	$25,108	$35,208	$29,650	$33,963	$22,725	$22,787	$33,540	37,856
Mark to Market adjustment of Derivative Instruments - previous qtr.	(1,269)	(2,116)	(4,506)	103	(4,331)	7,783	(2,572)	2,675	3,370
Mark to Market adjustment of Derivative Instruments - current qtr.	2,116	4,506	(103)	4,331	(7,783)	2,572	(2,675)	(3,370)	3,278

Adjustment to Compute Core Income	847	2,390	(4,609)	4,433	(12,114)	10,355	(5,247)	(695)	6,648
Core Income Available to Common Shareholders	29,568	27,498	30,599	34,083	21,849	33,080	17,540	32,845	44,504
Fully Diluted GAAP EPS	1.28	1.09	1.45	1.17	1.34	0.89	0.85	1.19	1.29
Fully Diluted Core EPS	1.32	1.19	1.26	1.35	0.86	1.30	0.65	1.17	1.52
Fully Diluted Shares	22,430	23,049	24,342	25,274	25,377	25,455	26,937	28,111	29,295

Core income is not a measure of income in accordance with generally accepted accounting principles (GAAP). It is calculated as GAAP income less net unrealized gains/losses on trading account derivatives, plus unrealized gains/losses on trading account derivatives from the previous reporting period. Management believes that core income can provide relevant information regarding the current earnings power of the firm.

At the end of a reporting period, the company holds mortgage loans awaiting securitization. The company also holds derivative instruments, used to hedge interest rate risk in the mortgage loans. GAAP accounting standards require these mortgage loans to be carried on the balance sheet at the lower of cost or market, and any gain taken upon sale (usually in the following quarter). However, changes in value of the derivatives are recognized through the income statement. This creates a timing difference when the asset and hedge gain/loss are recognized in different periods.

The company’s core income measure attempts to match the change in value of mortgage loans awaiting securitization with the change in value of derivative instruments used to hedge interest rate risk. Core income, as defined by the company, excludes current period valuation adjustments to derivatives in its trading account and includes valuation adjustments to derivatives in its trading account from the prior reporting period. This adjustment to GAAP income essentially moves the gain/loss in its trading account derivatives into the following period, when the mortgage loans being hedged are sold through securitization.

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2005	3/31/2005	6/30/2004	6/30/2005	6/30/2004
NovaStar Financial Inc. Income Statement Data
Interest income	$71,131	$62,055	$53,676	$133,186	$104,035
Interest expense	17,022	16,607	10,729	33,629	21,450
Fee income	15,371	16,376	12,742	31,747	29,159
Gains on sales of mortgage assets	32,525	18,246	25,174	50,771	76,954
Gains (Losses) on derivative instruments	(7,848)	14,601	27,115	6,753	1,717
Impairment on mortgage securities available-for-sale	(126)	(1,612)	(6,117)	(1,738)	(6,117)
General and administrative expenses	61,250	57,957	55,795	119,207	104,495
Income before tax expense (benefit)	36,448	37,128	46,102	73,576	80,175
Income tax expense (benefit)	(3,065)	866	8,335	(2,199)	9,821
Income from continuing operations	39,513	36,262	37,767	75,775	70,354
Gain (Loss) from discontinued operations, net of income tax	6	(1,059)	(2,141)	(1,053)	(3,803)
Preferred dividends	(1,663)	(1,663)	(1,663)	(3,326)	(2,938)
Net income available to common shareholders	37,856	33,540	33,963	71,396	63,613
Basic earnings per share
Income from continuing operations available to common shareholders	$1.31	$1.25	$1.45	$2.56	$2.71
Loss from discontinued operations, net of income tax	$—	$(0.04)	$(0.09)	$(0.04)	$(0.15)
Net income available to common shareholders	$1.31	$1.21	$1.36	$2.52	$2.56
Diluted earnings per share
Income from continuing operations available to common shareholders	$1.29	$1.23	$1.42	$2.53	$2.66
Loss from discontinued operations, net of income tax	$—	$(0.04)	$(0.08)	$(0.04)	$(0.15)
Net income available to common shareholders	$1.29	$1.19	$1.34	$2.49	$2.51
Dividends declared per common share	$1.40	$1.40	$1.35	$2.80	$2.70
Dividends declared per preferred share	$0.56	$0.56	$0.56	$1.12	$0.99
Book value per diluted share	$16.29	$13.57	$10.74	$16.29	$10.74

	As of
	6/30/2005	3/31/2005	6/30/2004
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans - held for sale	$1,074,108	$585,021	$1,370,034
Mortgage loans - held in portfolio	48,569	54,285	74,665
Mortgage securities - available for sale	543,911	530,578	389,050
Total assets	2,149,092	1,568,082	2,169,468
Borrowings	1,443,152	1,001,114	1,704,065
Stockholders’ equity	580,619	458,622	348,986

	For the Three Months Ended			For the Six Months Ended
	6/30/2005	3/31/2005	6/30/2004	6/30/2005	6/30/2004
Other Data:
Servicing portfolio	$13,607,366	$12,860,740	$9,604,342	$13,607,366	$9,604,342
Loans sold for cash - Non-conforming wholesale	$227,195	$—	$—	$227,195	$—
Loans securitized	$1,649,289	$2,100,000	$1,367,430	$3,749,289	$3,070,089
Percent of securitized loans covered by mortgage insurance	48%	45%	46%	48%	46%
Weighted average coupon of mortgage loans - held for sale	7.5%	7.6%	7.7%	7.5%	7.7%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	6/30/2005	As a % of Total	3/31/2005	As a % of Total	6/30/2004	As a % of Total
Non-conforming loan origination volume
Non-conforming
Wholesale	$1,828,166	78%	$1,471,746	76%	$1,325,346	67%
Correspondent/Bulk	127,720	5%	184,858	9%	103,659	5%
Retail	401,746	17%	291,247	15%	549,796	28%

Total non-conforming production volume	$2,357,632	100%	$1,947,851	100%	$1,978,801	100%

# of funding days in the quarter	64		62		63

Average originations per funding day	$36,838		$31,417		$31,410

Retail production volume
Non-conforming
Sold to non-affiliates	$151,226	21%	$285,190	35%	$635,340	32%
Held by NMI	401,746	56%	291,247	35%	549,796	27%

Total non-conforming	$552,972	77%	$576,437	70%	$1,185,136	59%

Conforming	160,988	23%	246,840	30%	815,664	41%

Total retail production volume	$713,960	100%	$823,277	100%	$2,000,800	100%

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended 6/30/05
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.17%	83.6%	702	34%
620 to 659	7.40%	82.8%	639	24%
580 to 619	7.69%	82.3%	600	19%
540 to 579	8.25%	80.6%	559	16%
539 and below	8.90%	78.4%	528	7%

	7.62%	82.3%	632	100%

Summary by Program Type
2-Year Fixed	7.82%	83.1%	612	58%
2-Year Fixed Interest-only	6.96%	81.7%	671	19%
3-Year Fixed	7.40%	80.7%	628	1%
3-Year Fixed Interest-only	6.46%	78.7%	669	1%
5-Year Fixed	6.97%	77.2%	665	1%
5-Year Fixed Interest-only	6.82%	78.9%	673	0%
15-Year Fixed	8.11%	78.1%	644	2%
30-Year Fixed	7.23%	76.1%	640	13%
30-Year Fixed Interest-only	6.83%	78.2%	677	0%
Other Products	9.15%	94.9%	678	5%

	7.62%	82.3%	632	100%